Exhibit 99.1

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2018 RESULTS

Reports Q1 GAAP Earnings per Diluted Share of $1.78 vs $1.97 in Q1 2017 and

Q1 Adjusted Earnings per Diluted Share of $1.87 vs $1.95 in Q1 2017

Reaffirms FY 2018 Adjusted EPS Guidance of $7.95 to $8.20

Repurchases $162 Million in Stock and Pays $8 Million in Dividends in Q1

Secaucus, New Jersey – May 17, 2018 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended May 5, 2018.

Jane Elfers, President and Chief Executive Officer announced, “Our ability to sell seasonal product in the first quarter was severely hampered by the combination of a record number of winter storms and the unseasonably cold temperatures that persisted across our major markets. We generated comparable retail sales of negative (1.8%) in the first quarter vs. a positive 6.1% comp in the first quarter of 2017. However, when the weather improved across the country in the 13th week of the quarter, our sales turned aggressively positive. The strong sales momentum has continued and quarter to date, we are currently running a positive 24% comp. We expect that this pent up demand for seasonal product will continue and enable us to deliver strong second quarter results.”

Ms. Elfers continued, “We remain focused on our accelerated digital transformation, with the goal of one to one personalization. This is our single biggest top and bottom line opportunity and our digital investments, with the goal of continuing to gain market share, are focused on improving customer retention, driving customer acquisition and increasing customer engagement with our brand. We are uniquely well-positioned internally and from a competitive standpoint to deliver the next phase of our strategic growth plan.  Based upon our consistently compelling product offering, our proven ability to grow market share, our strong operating fundamentals, our best-in-class management team, and most importantly, our long and consistent track record of delivering results, we expect to achieve a 12% operating margin and $12.00 in EPS by the end of 2020.”

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

First Quarter 2018 Results

Net sales decreased (0.1%) to $436.3 million and comparable retail sales decreased (1.8%) in the first quarter of 2018.

Net income was $31.5 million, or $1.78 per diluted share, in the first quarter of 2018, compared to net income of $36.2 million, or $1.97 per diluted share, the previous year. Adjusted net income was $33.2 million, or $1.87 per diluted share, compared to adjusted net income of $35.9 million, or $1.95 per diluted share, in the first quarter last year.

Gross profit was $160.2 million in the first quarter, compared to $170.6 million in the first quarter of 2017. Adjusted gross profit was $161.5 million in the first quarter, compared to $171.0 million last year, and deleveraged 220 basis points to 37.0% of sales. Lower than expected traffic in the quarter pressured gross margin as the Company lowered AUR’s to clear merchandise, resulting in on plan inventory levels at the end of the quarter. Gross margin rate in the quarter was also negatively impacted by the increase in penetration of our digital business to 26% from 23% last year. Our digital business operates at a lower gross margin rate due to higher fulfillment costs but is accretive to operating margin. The negative comp also resulted in deleverage of fixed expenses. Gross margin rate was positively impacted by the reclassification of certain items due to the new revenue recognition rules.

Selling, general and administrative expenses were $118.5 million compared to $112.1 million in the first quarter of 2017. Adjusted SG&A was $118.7 million compared to $106.9 million in the first quarter last year and deleveraged 270 basis points as a percentage of net sales primarily as a result of the incremental investment in our transformation initiatives and the reclassification of certain items due to the new revenue recognition rules, partially offset by lower incentive compensation expenses.

Operating income was $23.1 million, compared to operating income of $42.3 million in the first quarter of 2017. Adjusted operating income in the first quarter of 2018 was $25.4 million, or 5.8% of net sales, compared to adjusted operating income of $48.4 million in the first quarter last year, deleveraging 530 basis points compared to last year.

Adjusted tax rate was negative (32.4)% for the quarter vs. positive 25.7% last year, primarily due to the impact of the accounting rules related to the income tax impact on share base compensation and the impact of the lower corporate tax rate. The income tax impact on share based compensation contributed $0.80 cents to adjusted EPS in the first quarter compared to $0.19 cents in the first quarter of 2017, due to the timing of share vesting.

For the first quarter, the Company’s adjusted results exclude net expenses of approximately $1.7 million, compared to excluded net income of approximately $0.3 million in the first quarter of 2017, comprising certain items which the Company believes are not reflective of the performance of its core business. For the first quarter of 2018, these excluded items are primarily related to restructuring costs, including an inventory write-off associated with the transition of our China business to a franchise partner, and asset impairment charges, partially offset by income associated with insurance proceeds related to a claim settlement. For the first quarter of 2017, these excluded items are primarily related to income associated with the release of reserves for prior year uncertain tax positions, partially offset by charges related to a provision for a legal settlement resulting from a pricing litigation.

Store Openings and Closures

Consistent with the Company’s store fleet optimization initiative, the Company closed 12 stores and did not open any stores during the first quarter of 2018. The Company ended the first quarter with 1,002 stores and square footage of 4.7 million, a decrease of 2.7% compared to the prior year. Since our fleet optimization initiative was announced in 2013, the Company has closed 181 stores.

The Company’s international franchise partners opened 11 points of distribution and closed 1 in the first quarter, and the Company ended the quarter with 200 international points of distribution open and operated by its 8 franchise partners in 20 countries.

Capital Return Program

During the first quarter of 2018, the Company repurchased 1.03 million shares for approximately $162 million, inclusive of shares repurchased under an accelerated share repurchase program and shares surrendered to cover tax withholdings associated with the vesting of equity awards held by management. The Company also paid a quarterly dividend of approximately $8 million, or $0.50 per share, in the quarter.

Since 2009, the Company has repurchased approximately $1.03 billion of its common stock and, since 2014, paid approximately $75 million in dividends. At the end of the first quarter of 2018, approximately $332 million remained available for future share repurchases under the Company’s existing share repurchase programs.

The Company’s Board of Directors authorized a dividend of $0.50 per share, payable on June 29, 2018 to shareholders of record at the close of business on June 18, 2018.

Outlook

For fiscal 2018, the Company is reaffirming its outlook for adjusted net income per diluted share in the range of $7.95 to $8.20. This compares to adjusted net income per diluted share of $7.91 in fiscal 2017. We expect total net sales for the year to be in the range of $1.920 billion to $1.935 billion. This guidance assumes a comparable retail sales increase of approximately 3.5% to 4.5%. The Company now expects adjusted operating margin to be in the range of 8.5% to 8.7%, reflecting lower adjusted operating income compared to its previous outlook. The Company expects this shortfall to be offset by a lower tax rate.

The Company expects net income per diluted share in the second quarter of 2018 to be in the range of $0.51 to $0.61 based upon a high single digit comparable retail sales increase. This compares to adjusted net income per diluted share of $0.86 in the second quarter of 2017.

Additional details underlying the Company’s outlook for the second quarter and full year 2018 will be provided on the conference call and will also be available in the conference call transcript which will be posted on our website. An audio archive will also be available on the Company’s website.

Conference Call Information

The Children’s Place will host a conference call today at 8:00 a.m. Eastern Time to discuss its first quarter 2018 results and the Company’s outlook. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call. A conference call transcript will also be posted on our website.

Financial Results

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income, adjusted net income per diluted share, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business. The Company uses non-GAAP measures to evaluate and measure operating performance, including, to measure performance for purposes of the Company’s annual bonus and long-term incentive compensation plans. A reconciliation of non-GAAP to GAAP financial information is provided at the end of this press release.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells at retail and wholesale, and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 5, 2018, the Company operated 1,002 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 200 international points of distribution open and operated by its 8 franchise partners in 20 countries.

Forward Looking Statement

This press release, and the above referenced conference call, contains or may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s strategic initiatives and adjusted net income per diluted share.  Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently.  These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 3, 2018. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy which continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk of delays, interruptions and disruptions in the Company’s global supply chain, including resulting from foreign sources of supply in less developed countries or more politically unstable countries, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 5,	April 29,
	2018	2017
Net sales	$436,314	$436,676
Cost of sales	276,122	266,085
Gross profit	160,192	170,591
Selling, general and administrative expenses	118,467	112,127
Asset impairment charges	1,257	484
Other costs	4	4
Depreciation and amortization	17,406	15,692
Operating income	23,058	42,284
Interest expense	(297)	(38)
Income before taxes	22,761	42,246
Provision (benefit) for income taxes	(8,776)	6,017
Net income	$31,537	$36,229

Earnings per common share
Basic	$1.85	$2.06
Diluted	$1.78	$1.97

Weighted average common shares outstanding
Basic	17,002	17,613
Diluted	17,734	18,401

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 5,	April 29,
	2018	2017

Net income	$31,537	$36,229

Non-GAAP adjustments:
Legal Settlement	-	5,000
Restructuring costs	1,661	637
Asset impairment charges	1,257	484
Insurance claim settlement	(606)	-
Aggregate impact of Non-GAAP adjustments	2,312	6,121
Income tax effect (1)	(538)	(2,367)
Prior year uncertain tax positions (2)	(112)	(4,048)
Net impact of Non-GAAP adjustments	1,662	(294)

Adjusted net income	$33,199	$35,935

GAAP net income per common share	$1.78	$1.97

Adjusted net income per common share	$1.87	$1.95

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2) Prior year tax related to uncertain tax positions.

	First Quarter Ended
	May 5,	April 29,
	2018	2017

Operating income	$23,058	$42,284

Non-GAAP adjustments:
Legal Settlement	-	5,000
Restructuring costs	1,661	637
Asset impairment charges	1,257	484
Insurance claim settlement	(606)	-
Aggregate impact of Non-GAAP adjustments	2,312	6,121

Adjusted operating income	$25,370	$48,405

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 5,	April 29,
	2018	2017

Gross Profit	$160,192	$170,591

Non-GAAP adjustments:
Restructuring costs	1,289	377
Aggregate impact of Non-GAAP adjustments	1,289	377

Adjusted Gross Profit	$161,481	$170,968

	First Quarter Ended
	May 5,	April 29,
	2018	2017

Selling, general and administrative expenses	$118,467	$112,127

Non-GAAP adjustments:
Provision for legal settlement	-	(5,000)
Insurance claim settlement	606	-
Restructuring costs	(372)	(260)
Aggregate impact of Non-GAAP adjustments	234	(5,260)

Adjusted Selling, general and administrative expenses	$118,701	$106,867

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 5,	February 3,	April 29,
	2018	2018*	2017
Assets:
Cash and cash equivalents	$90,121	$244,519	$175,628
Short-term investments	-	15,000	55,800
Accounts receivable	31,960	26,094	31,538
Inventories	334,680	324,435	257,298
Other current assets	69,569	46,456	33,030
Total current assets	526,330	656,504	553,294

Property and equipment, net	260,762	258,537	263,884
Other assets, net	23,835	25,187	55,078
Total assets	$810,927	$940,228	$872,256

Liabilities and Stockholders’ Equity:
Revolving loan	$46,800	$21,460	$27,400
Accounts payable	219,488	210,300	152,439
Accrued expenses and other current liabilities	98,813	128,764	118,371
Total current liabilities	365,101	360,524	298,210

Other liabilities	102,689	106,005	78,362
Total liabilities	467,790	466,529	376,572

Stockholders’ equity	343,137	473,699	495,684

Total liabilities and stockholders’ equity	$810,927	$940,228	$872,256

*	Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	May 5,	April 29,
	2018	2017

Net income	$31,537	$36,229
Non-cash adjustments	27,016	18,040
Working Capital	(71,298)	(25,058)
Net cash provided by (used in) operating activities	(12,745)	29,211

Net cash provided by (used in) investing activities	3,602	(20,190)

Net cash used in financing activities	(145,317)	(27,793)

Effect of exchange rate changes on cash	62	691

Net decrease in cash and cash equivalents	(154,398)	(18,081)

Cash and cash equivalents, beginning of period	244,519	193,709

Cash and cash equivalents, end of period	$90,121	$175,628

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